Exhibit 3.27

ARTICLES OF INCORPORATION

OF

MCNEILUS FINANCIAL, INC.

ARTICLE I

The name of the corporation is McNeilus Financial, Inc.

ARTICLE II

The period of its duration is perpetual.

ARTICLE III

The purpose or purposes for which the corporation is organized are:

The transaction of any or all lawful business for which corporations may be incorporated under the Texas Business Corporation Act.

ARTICLE IV

The aggregate number of shares which the corporation shall have authority to issue is 500,000 with a par value of $10.00 each. Each share of stock shall have identical rights and privileges in every respect.

ARTICLE V

The corporation will not commence business until it has received for the issuance of its shares consideration of the value of ONE THOUSAND DOLLARS ($1,000.00), consisting of money, labor done, or property actually received.

ARTICLE VI

No shareholder or other person shall nave any preemptive right whatsoever.

ARTICLE VII

Except to the extent such power may be modified or divested by an action of the shareholders representing the majority of the issued and outstanding shares of the capital stock of the corporation taken at any regular or special meeting of the shareholders, the power to adopt, alter, amend or repeal the by-laws of the corporation shall be vested in the board of directors.

ARTICLE VIII

Cumulative voting is expressly prohibited.

ARTICLE IX

The post office address of the initial registered office of the corporation is 1101 Interstate 45 South, Hutchins, Texas 75141, and the names of its initial registered agent at such address is David P. Henderson.

ARTICLE X

The number of directors constituting the initial board of directors is three (3), and the names and addresses of the persons who are to serve as directors until the first annual meeting of the shareholders, or until their successors are elected and qualified are:

Name	Address

David P. Henderson	1101 Interstate 45 South Hutchins, Texas 75141

Garwin McNeilus	P.O. Box 70 Dodge Center, Minnesota 55925

George Guler	P.O. Box 70 Dodge Center, Minnesota 55925

ARTICLE XI

The names and addresses of the incorporators are:

Name	Address

David P. Henderson	1101 Interstate 45 South Hutchins, Texas 75141